Exhibit 99.1

     First Consulting Group Announces First Quarter 2005 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 27, 2005--First
Consulting Group, Inc. (Nasdaq:FCGI):

    --  Net Revenues of $68.1 Million

    --  Loss from Continuing Operations of $0.03 per share

    --  Setback Due to Slow Start in Health Delivery Services Business

    --  Expected Profitability in Second Quarter With Growth to Follow

    --  Strong Pipeline of Outsourcing and Project Opportunities

    First Consulting Group, Inc. (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the first quarter ended April 1, 2005.

    First Quarter 2005 Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the first quarter of 2005 were $68.1 million, down 5.4% from $72.0 million in the prior quarter, and up 4.3% from $65.4 million in the first quarter of 2004. The decrease in revenues compared to the fourth quarter was primarily due to lower than expected revenues in Health Delivery Services.
    FCG reported a loss from continuing operations of $0.8 million, or $0.03 per share, for the first quarter of 2005 compared to a profit of $3.7 million, or $0.15 per share, in the fourth quarter of 2004, and a loss of $0.5 million, or $0.02 per share, in the first quarter of 2004. Included in the fourth quarter 2004 income was a non-cash tax valuation allowance reversal of $3.0 million, and included in the first quarter 2004 loss was a $1.6 million expense for the premium paid on the repurchase of FCG stock in a single transaction in February 2004.

    Cash Position

    Total cash and investments decreased to $34.4 million in the first quarter of 2005, as compared to $40.3 million in the prior quarter. The key elements of the $5.9 million reduction in cash from last quarter were:

    -- $2.5 million, as previously announced, of cash paid by FCG to repurchase 0.4 million outstanding shares of FCG stock that were originally issued in connection with the acquisition by FCG of Codigent Solutions Group, Inc.

    --  Increase in DSO to 41 from 37 in the fourth quarter of 2004

    --  Loss from continuing operations

    --  Loss on discontinued operations

    Luther Nussbaum, FCG's chairman and chief executive officer, said, "In the previous five quarters, we have met our operating objectives. We have established a strategy based on outsourcing, offsite services and blended shore services. The healthcare market has been a slow adopter of low cost global solutions. However, we have added a dozen new blended shore clients in the last few months. While these engagements are mostly small, we believe the adoption has started. The market is now clearly moving in our direction. As we reflected in our last call, our first quarter started much slower than expected and we were unable to drive enough business at the end of the quarter to recover. We are disappointed with this quarter's results. Our momentum has been interrupted and it will take us this quarter to rebuild it. We have a strong baseline of recurring revenue in outsourcing. We believe we are still in a solid market and we are pursuing several large engagements that we expect to measurably impact our performance in both implementation services and outsourcing. We believe that our pipeline of opportunities remains strong and that our outlook to improve second half earnings over last year's is achievable. We remain highly committed to top line growth and expect to realize improved results."

    Financial Summary

    -- Revenue decreased approximately $3.9 million, primarily in Health Delivery Services, compared to the fourth quarter of 2004, resulting in lower gross profit of approximately $3.2 million

    -- Under-absorbed infrastructure expenses were $840,000, down from $1.4 million in the prior quarter, but higher than expected due to delays in starts of help desk and data center engagements

    -- Increased sales costs of $140,000 compared to the fourth quarter of 2004 due to the addition of sales personnel

    -- Increased costs of $425,000 compared to the fourth quarter primarily attributable to product R&D in Life Sciences and Health Plans

    -- Investment in FirstGateways(TM) to pursue the rapidly developing market for Regional Healthcare Information
        Organizations (RHIOs).

    Business Unit Highlights

    FCG is providing the following performance summary for each business unit during the first quarter of 2005:

    Health Delivery Services:

    -- Increased from 3 to 16 clients utilizing FCG's blended shore model in the last 90 days with a strong pipeline of others

    --  Successfully implemented Cerner Computer Physician Order Entry
        (CPOE) at a large Midwest Academic Medical Center with over 800 physicians now live on CPOE clinical documentation

    -- Successfully implemented the Cerner clinical database, radiology, pharmacy, order entry, results reporting, clinical documentation and registration systems at numerous hospitals within a large hospital group

    -- Successfully implemented the Epic CPOE and scheduling, registration, billing and EMR at numerous clinics

    -- Recently awarded a dozen new projects for implementation related services covering various vendor platforms, including Meditech, Cerner, Epic, Eclipsys and Lawson

    -- Renewed a contract with an multi-hospital chain in the Northwest to expand its portal strategy using the FirstGateways platform

    Health Plans:

    -- Signed Rocky Mountain Health Plan as the first full ITO contract in the Health Plans practice with employees transitioning to FCG April 1, 2005

    --  Established a Facets Service Center in our Bangalore office

    -- Signed with a large Health Plan for the implementation of FirstPAS(TM). Ready to begin operations for two Health Plans using FirstPAS in a hosted ASP environment continuing the shift from project to operate services

    -- Successfully completed SAS-70 audit of the Nashville data center, meeting a clients requirement for the FirstPAS offering

    -- Successfully completed a large blended shore development project for a large Health Plan

    Outsourcing:

    -- Announced the signing of a three year extension through mid-2010 at UHHS in Cleveland, including the assumption of services previously performed by a subcontractor beginning in the third quarter of 2005

    -- Initiated contract extension discussions for continued outsourcing services with two large clients

    --  Transitioned ITO and BPO responsibilities at Aspen Valley
        Hospital to FCG

    -- Health Delivery ITO pipeline is strong with several meaningful opportunities well along in due diligence and over a dozen smaller opportunities

    -- Health Plan ITO pipeline includes two new opportunities from the affiliated health plans of current Health Delivery clients and one stemming from an ITO assessment

    Life Sciences:

    -- Expanded service offerings that include BPO and ITO offerings of both FirstDoc(TM) and non-FirstDoc based applications and pipeline includes several opportunities in the areas of medical information, CRM support and application maintenance

    -- Signed a contract for an Enterprise Content Management application using FirstDoc for a large global pharmaceutical firm

    -- Signed a contract to develop a regulatory tracking solution using the FirstDoc platform for a large global pharmaceutical firm

    -- Signed the first FirstGateways transaction for a large global pharmaceutical firm

    -- Successfully migrated a large global pharmaceutical firm onto the FirstDoc Research and Development module

    Government and Technology Services:

    -- Extended Documentum development services by marketing to commercial and government clients that operate outside of the Life Sciences area

    --  Began rebranding of Paragon Solutions to FCG Software
        Solutions

    -- FCG Software Solutions continues to target and maintain a strong pipeline of build-operate-transfer projects for Independent Software Vendors (software vendors that have annual revenues of $50 million to $150 million)

    --  Expanded service offerings to include Staff Management
        Services to clients that prefer to work through a single consolidator for all supplementary staffing needs

    Outlook

    The Company expects second quarter performance to result in a return to profitability as it rebuilds momentum. The Company reiterated that its ability to grow revenue and to expand earnings is dependent on the adoption of blended shore delivery in the Health Delivery Services segment and its ability to obtain new outsourcing contracts. The pipeline remains strong in most areas of the Company's business. FCG continues to invest in several large and medium outsourcing and implementation opportunities, new or extended service offerings, and recruiting key resources. The Company is focused on its long-term success and continues to believe that quarterly revenues above $75 million and quarterly profitability to $0.08-$0.10 per share during the second half of 2005 are achievable.

    First Quarter 2005 Conference Call

    FCG will hold an investor conference call to discuss first quarter 2005 results on Wednesday, April 27, 2005, at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Note Regarding Segment Reporting

    Commencing with the first quarter of 2005 and due to some organizational changes that the Company made which took effect at the beginning of 2005, FCG will change its previous segment reporting in accordance with SFAS 131. The history shown in the financial tables included with this release is now consistent with all of these changes. The changes FCG has made in its reporting are:

    -- The Meditech Service Center segment has been split between Health Delivery Services and Health Delivery Outsourcing. A very small part of the Meditech Service Center has also been included in Healthcare Software Products.

    -- The Health Delivery Services (previously Health Delivery) and Health Delivery Outsourcing segments, while still reported separately, are now also combined with a common sales group into a total Health Delivery segment.

    -- The Government and Technology Services (GTS) segment has been created by combining the Paragon (Software Development) and Technology Staffing Services groups which used to be included within Other Business with the Government healthcare business unit which used to be part of Health Delivery.

    -- Software Products (SWP) has been created by adding the Cyberview product which used to be in the Meditech Service Center segment to the existing SWP business line which used to be included within Other Business, and primarily involves the FirstGateways product.

    --  The Life Sciences and Health Plan segments remain unchanged.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on key engagements, including new outsourcing engagements and large scale implementations, during 2005;
(iv) the ability of FCG to deliver effective offsite and blended shore services and resources to its clients; (v) FCG's anticipated financial and operating performance for 2005, including its ability increase revenues, return to profitability, and leverage its current level of corporate general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee; India; Vietnam; and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses and its service centers; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (h) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
 (in thousands except per share data)
                                                       Quarter Ended
                                                     -----------------
                                                     April 1, Mar. 26,
                                                       2005     2004
                                                     -------- --------

Revenues before reimbursements (net revenues)        $68,144  $65,353
Reimbursements                                         3,662    3,980
                                                     -------- --------
     Total revenues                                   71,806   69,333

Cost of services before reimbursable expenses         48,268   44,531
Reimbursable expenses                                  3,662    3,980
                                                     -------- --------
     Total cost of services                           51,930   48,511

                                                     -------- --------
     Gross profit                                     19,876   20,822

Selling expenses                                       6,758    7,248
General and administrative expenses                   14,739   11,865
                                                     -------- --------
     Operating income (loss)                          (1,621)   1,709
Interest income, net                                     230      202
Other expense, net                                         -      (21)
Expense for premium on repurchase of stock                 -   (1,561)
                                                     -------- --------
     Income (loss) from continuing operations before
      income taxes                                    (1,391)     329
Income tax provision (benefit)                          (639)     835
                                                     -------- --------
     Loss from continuing operations                    (752)    (506)
Loss on discontinued operations, net of tax benefit     (537)    (127)
                                                     -------- --------
     Net loss                                        $(1,289)   $(633)
                                                     ======== ========

Basic EPS:
     Loss from continuing operations, net of tax      $(0.03)  $(0.02)
     Loss on discontinued operations, net of tax       (0.02)       -
                                                     -------- --------
Net loss                                              $(0.05)  $(0.02)
                                                     ======== ========

Diluted EPS:
     Loss from continuing operations, net of tax      $(0.03)  $(0.02)
     Loss on discontinued operations, net of tax       (0.02)       -
                                                     -------- --------
Net loss                                              $(0.05)  $(0.02)
                                                     ======== ========

Basic weighted avg. shares                            24,475   25,422
Diluted weighted avg. shares                          24,475   25,422


First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
 (in thousands except per share data)
                                                     Apr. 1,  Dec. 31,
                                                       2005     2004
                                                     -------- --------

Cash, cash equivalents, and investments              $34,417  $40,321
Accounts receivable, net                              24,596   26,266
Unbilled receivables                                  14,020   11,005
Current assets                                        84,894   88,471
Total assets                                         137,757  140,399
Current liabilities                                   32,087   31,770
Long-term debt                                             -        -
Total stockholders' equity                            93,459   96,315


Selected Business Metrics
                                          Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
                                         ----- ----- ----- ----- -----
Revenues before reimbursements
 (net revenues) ($ in millions)          68.1  72.0  65.3  67.2  65.3
Out-of-pocket reimbursements
 ($ in millions)                          3.7   4.5   4.4   4.5   4.0
  Total revenues ($ in millions)         71.8  76.5  69.7  71.7  69.3
Gross margin %                           29.2  32.1  33.1  33.4  31.9
Selling expense %                         9.9   9.2  10.0  10.6  11.1
General and admin expense %              21.6  19.9  19.5  19.5  18.2
Operating income (loss) %                (2.4)  3.0   3.6   3.3   2.6
Utilization %                            73.8  70.9  75.5  79.7  77.2
Total associates                         2434  2435  2409  2287  2226
Billable associates                      1282  1293  1279  1187  1150
Outsourcing associates                    800   817   782   766   749
Days sales outstanding                     41    37    40    38    40


Delivery Units Selected Financial Metrics

Health Delivery Services                  Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)           16.0  17.8  18.0  18.7  17.3
Out-of-pocket reimbursable expenses
 ($ in millions)                          2.5   2.7   2.6   2.6   2.4
Total revenues ($ in millions)           18.5  20.5  20.6  21.3  19.7
Gross margin %                           32.7  37.0  44.8  47.6  44.1
Utilization %                            72.3  73.1  80.7  81.1  75.8
Billable associates                       256   254   250   227   236
Total associates                          294   286   283   260   267


Health Delivery Outsourcing               Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)           30.8  31.6  27.0  27.6  27.1
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.1   0.1   0.2   0.1   0.1
Total revenues ($ in millions)           30.9  31.7  27.2  27.7  27.2
Gross margin %                           16.9  20.2  16.7  18.2  16.6
Total associates                          632   609   594   613   613


Health Plan                               Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            4.0   3.9   3.8   3.6   4.2
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.6   0.7   0.5   0.7   0.6
Total revenues ($ in millions)            4.6   4.6   4.3   4.3   4.8
Gross margin %                           18.7  27.6  30.8  27.0  42.6
Utilization %                            73.1  81.0  77.1  90.3  77.8
Billable associates                        63    51    44    48    45
Total associates                           79    57    51    54    50


Life Sciences                             Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            8.7   9.5   8.8   9.2   8.9
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.3   0.3   0.3   0.2
Total revenues ($ in millions)            8.9   9.8   9.1   9.5   9.1
Gross margin %                           48.6  49.5  42.4  42.2  43.0
Utilization %                            68.0  56.2  58.8  76.2  71.0
Billable associates                       147   181   205   171   179
Total associates                          218   228   257   204   215


Government and Technology Services        Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004
Revenues before reimbursements
 (net revenues)($ in millions)            8.1   8.7   7.3   7.8   7.4
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.2   0.2   0.2   0.1
Total revenues ($ in millions)            8.3   8.9   7.5   8.0   7.5
Gross margin %                           40.2  40.4  40.0  41.6  35.5
Utilization %                            77.1  77.5  83.3  90.4  91.6
Billable associates                       395   386   349   297   284
Total associates                          454   436   399   349   334


Shared Services Centers                   Q1    Q4    Q3    Q2    Q1
                                         2005  2004  2004  2004  2004

Billable associates                       407   406   415   429   394
Outsourcing associates                    158   164   142   109    93
Total associates                          598   613   617   601   536
Utilization %                            74.3  69.0  74.7  72.2  70.6

    CONTACT: First Consulting Group, Inc.
             Luther Nussbaum, Chairman and CEO, 562-624-5200
             Thomas Reep, VP Investor Relations, 562-624-5250